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EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement pertaining to the MMI Companies, Inc. Savings and Profit Sharing Plan (401(k)) Form S-8 No. 33-72786), in the Registration Statements pertaining to the MMI Companies, Inc. 1993 Employee Stock Plan, and 1993 Non-employee Director's Formula Stock Option Plan (Form S-8 No. 333-46889 and No. 33-81228) and the Registration Statement pertaining to the 1995 Employee Stock Investment Plan (Form S-8 No. 33-87356), and in the related Prospectuses, of our report dated February 24, 1999, except for Notes 15 and 16 as to which the date is January 11, 2000, with respect to the consolidated financial statements and schedules of MMI Companies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998, as amended.

                                                   ERNST & YOUNG LLP

Chicago, Illinois
January 18, 2000